STOCKHOLDERS' AGREEMENT

by and among

EL CORTE INGLES, S.A.,

GOTTSCHALKS INC.,

JOSEPH LEVY

and

BRET LEVY

dated as of
August 20, 1998







TABLE OF CONTENTS

                                         Page

ARTICLE 1  Definitions                      1
Section 1.1    "Affiliate"                  1
Section 1.2    "Agreement"                  1
Section 1.3    "Asset Purchase Agreement"   2
Section 1.4    "Beneficially Own"           2
Section 1.5    "Board"                      2
Section 1.6    "Change in Control"          2
Section 1.7    "Closing"                    3
Section 1.8    "Gottschalks Common Stock"   3
Section 1.9    "Designated Board"           3
Section 1.10   "Director"                   3
Section 1.11   "Early Standstill Termination
                 Event"                     4
Section 1.12   "ECI"                        4
Section 1.13   "Exchange Act"               4
Section 1.14   "fully diluted"              4
Section 1.15   "Gottschalks"                4
Section 1.16   "Harris"                     4
Section 1.17   "Governmental Entity"        4
Section 1.18   "Group"                      4
Section 1.19   "Independent Nominees"       4
Section 1.20   "Investor"                   4
Section 1.21   "Investor Nominees"          4
Section 1.22   "Management"                 4
Section 1.23   "Management Nominees"        4
Section 1.24   "Nominating Committee"       4
Section 1.25   "person"                     4
Section 1.26   "Securities Act"             5
Section 1.27   "Standstill Agreement"       5
Section 1.28   "Subsidiary"                 5
Section 1.29   "Transfer"                   5
Section 1.30   "Transferee"                 5
Section 1.31   "Voting Securities"          5

ARTICLE 2  Board of Directors               5

Section 2.1    Members of the Board         5
Section 2.2    Committee Representation     8
Section 2.3    Vacancies                    8

ARTICLE 3  Voting Rights                    9

Section 3.1    Gottschalks Common Stock -
                Voting Rights and
                Obligations                 9
Section 3.2    Management Registration
                Rights                      9

ARTICLE 4  Restrictions on Transfer         9
Section 4.1    Restrictions on Transfer     9
Section 4.2    Notification of Restrictions 10
Section 4.3    Notice to Gottschalks        11
Section 4.4    Compliance with Insider
                Trading Policy              11
Section 4.5    Compliance with Law          11

ARTICLE 5  Non-Competition                  11

ARTICLE 6  Miscellaneous                    11
Section 6.1    Term                         11
Section 6.2    Counterparts                 12
Section 6.3    Governing Law                12
Section 6.4    Entire Agreement             12
Section 6.5    Expenses                     12
Section 6.6    Notices                      12
Section 6.7    Successors and Assigns       14
Section 6.8    Headings                     14
Section 6.9    Amendments and Waivers       14
Section 6.10   Interpretation; Absence of
                 Presumption                14
Section 6.11   Severability                 14
Section 6.12   Further Assurances           14
Section 6.13   Specific Performance         14
Section 6.14   Arbitration                  15
Section 6.15   Attorney's Fees              15


          THIS STOCKHOLDERS' AGREEMENT

(the "Agreement"), dated as of August 20, 1998, is made by and among El Corte Ingles, S.A., a Spanish corporation ("ECI"), Gottschalks Inc., a Delaware corporation ("Gottschalks"), Joseph Levy, an individual and Bret Levy, an individual. Capitalized terms used and not defined herein have the meanings given to them in the Asset Purchase Agreement (hereinafter defined).

RECITALS

WHEREAS, Gottschalks, ECI and The Harris Company, a
California corporation and a wholly-owned subsidiary of ECI ("Harris"), have entered into an Asset Purchase
Agreement, dated as of July 21, 1998 (the "Asset
Purchase Agreement"), pursuant to which Harris has agreed to sell, and Gottschalks has agreed to purchase, substantially all of the assets and certain of the liabilities of Harris for certain consideration, including, but not limited to, certain shares of Gottschalks Common Stock (hereinafter defined), upon the terms and subject to the conditions set forth therein; and

WHEREAS, the shares of Gottschalks Common Stock to be issued pursuant to the Asset Purchase Agreement will be issued to Harris, ECI's wholly-owned subsidiary; and

WHEREAS, it is a condition to the transactions contemplated by the Asset Purchase Agreement and the parties believe it to be in their best interests that they enter into this Agreement and provide for certain rights and restrictions with respect to the investment by ECI (through Harris) in Gottschalks, certain rights and restrictions of Joseph Levy and Bret Levy with respect to their ownership of Gottschalks Common Stock and the corporate governance of Gottschalks.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

Definitions

As used in this Agreement, the following terms shall have the following respective meanings:

Section 1.1 "Affiliate" shall have the meaning ascribed thereto in Rule 12b-2 promulgated under the Exchange
Act, and as in effect on the date hereof.

Section 1.2    "Agreement" shall have the meaning set
forth in the first paragraph hereof.

Section 1.3 "Asset Purchase Agreement" shall have the meaning set forth in the second paragraph hereof.

Section 1.4 "Beneficially Own" shall mean, with respect to any security, having direct or indirect (including through any Subsidiary or Affiliate) "beneficial ownership" of such security, as determined pursuant to Rule 13d-3 under the Exchange Act, including pursuant to any agreement, arrangement or understanding, whether or not in writing.

Section 1.5 "Board" shall mean the board of directors of Gottschalks.

Section 1.6    "Change in Control" shall mean the
occurrence of any of the following events:
(a) An acquisition (other than directly from Gottschalks) of any Voting Securities by any person immediately after which such person has Beneficial
Ownership of fifty percent (50%) or more of the combined voting power of Gottschalks' then outstanding
Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting
Securities which are acquired in a "Non-Control
Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (i) Gottschalks or (ii) a Subsidiary of Gottschalks, (2) Gottschalks or any Subsidiary of Gottschalks, (3) any person or Group who, immediately prior to the date hereof had Beneficial Ownership of fifteen percent (15%) or more of the Gottschalks Common Stock or (4) any person in connection with a "Non-Control Transaction" (as hereinafter defined).
(b) A merger, consolidation or reorganization involving Gottschalks, unless:
     (i) the stockholders of Gottschalks immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and
     (ii) the individuals who were members of the Designated Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the Board of the Surviving Corporation; and
     (iii) no person (other than Gottschalks or any Subsidiary of Gottschalks, any employee benefit plan
(or any trust forming a part thereof) maintained by Gottschalks, the Surviving Corporation or any Subsidiary of Gottschalks, or any person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty-five percent (25%) or more of the then outstanding Voting
Securities) has Beneficial Ownership of twenty-five percent (25%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities; and
     (iv) a transaction described in clauses (i) through (iii) of this paragraph (b) shall herein be referred to as a "Non-Control Transaction."
(c) A complete liquidation or dissolution of Gottschalks.
(d) An agreement for the sale or other disposition of all or substantially all of the assets of Gottschalks to any person (other than a transfer to a Subsidiary).
(e) The acquisition of any Voting Securities by Joseph Levy, Sharon Levy or their lineal descendents immediately after which Joseph Levy, Sharon Levy and their lineal descendents together have a pecuniary interest in more than fifty percent (50%) of Gottschalks' then outstanding equity securities.
(f) The acquisition of any Voting Securities by Gerald Blum, his spouse or his lineal descendents immediately after which Gerald Blum, his spouse and his lineal descendents together have a pecuniary interest in more than fifty percent (50%) of Gottschalks' then outstanding equity securities.
(g) Buyer is no longer a reporting company under the Exchange Act.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person
(the "Subject Person") acquired Beneficial Ownership or pecuniary interest of more than the permitted amount of the outstanding Voting Securities or equity securities as a result of the acquisition of Voting Securities or equity securities by Gottschalks which, by reducing the number of Voting Securities or equity securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person or in which the subject person has a pecuniary interest, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by Gottschalks, and after such share acquisition by Gottschalks, the Subject Person becomes the Beneficial Owner of the additional Voting Securities which increases the percentage of the then outstanding Voting Securities
Beneficially Owned by the Subject Person, then a Change in Control shall occur.

Section 1.7 "Closing" shall have the meaning set forth in the Stock Purchase Agreement.

Section 1.8 "Gottschalks Common Stock" shall mean the common stock, par value $0.01 per share, of Gottschalks.

Section 1.9 "Designated Board" shall have the meaning set forth in Section 2.1(a).

Section 1.10   "Director" shall mean a member of the
Board.

Section 1.11   "Early Standstill Termination Event"
shall have the meaning set forth in the Standstill
Agreement.

Section 1.12   "ECI" shall have the meaning set
forth in the first paragraph hereof.

Section 1.13   "Exchange Act" shall mean the
Securities Exchange Act of 1934, as amended.

Section 1.14   "fully diluted" shall mean, with
respect to the Gottschalks Common Stock, the total number of outstanding shares of Gottschalks Common
Stock (for such purposes, treating as outstanding
Gottschalks Common Stock all options or warrants to purchase and securities convertible into (or exchangeable or redeemable for) the Gottschalks Common
Stock as of the relevant measurement date).

Section 1.15   "Gottschalks" shall have the meaning
set forth in the first paragraph hereof.

Section 1.16   "Harris" shall have the meaning set
forth in the second paragraph hereof.

Section 1.17   "Governmental Entity" means any
government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

Section 1.18   "Group" shall mean a "group" as such
term is used in Section 13(d)(3) of the Exchange Act.

Section 1.19   "Independent Nominees" shall have the
meaning set forth in Section 2.1(a).

Section 1.20   "Investor" shall mean ECI (through
Harris), together with and any Transferee, and so long as Harris and any Transferee own shares of Gottschalks
Common Stock, such persons shall be treated as one entity for the purposes of this Agreement.

Section 1.21   "Investor Nominees" shall have the
meaning set forth in Section 2.1(a).

Section 1.22   "Management" shall mean Joseph Levy
and Bret Levy.

Section 1.23   "Management Nominees" shall have the
meaning set forth in Section 2.1(a).

Section 1.24   "Nominating Committee" shall mean the
nominating committee of the Board as it is constituted from time to time.

Section 1.25   "person" shall mean any individual,
corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Governmental
Entity.

Section 1.26   "Securities Act" shall mean the
Securities Act of 1933, as amended.

Section 1.27   "Standstill Agreement" shall mean
that certain Standstill Agreement by and between ECI and Gottschalks dated the date hereof.

Section 1.28   "Subsidiary" shall mean any
corporation, partnership limited liability company, joint venture, business trust or other entity of which the specified person, directly or indirectly, owns or controls 50% or more of the securities or other interests entitled to vote in the election of directors
(or others performing similar functions) with respect to such corporation or other organization, or otherwise has the ability to control such corporation, partnership, limited liability company, joint venture, business trust or other entity.

Section 1.29   "Transfer" shall have the meaning set
forth in Section 4.1.

Section 1.30   "Transferee" shall mean any Affiliate
of Harris to whom Harris has transferred shares of Gottschalks Common Stock pursuant to Section
4.1(a)(iii) of this Agreement.

Section 1.31   "Voting Securities" shall mean at any
time shares of any class of capital stock of Gottschalks which are then entitled to vote generally in the election of Directors.

ARTICLE 2

Board of Directors

Section 2.1    Members of the Board.
(a) Prior to the Closing, the Board is comprised of three members of management of Gottschalks, one person related to certain members of management of Gottschalks and five independent directors. Immediately following the Closing, Gottschalks, Management and ECI will take all action necessary to cause two Investor Nominees
(hereinafter defined) to be added to the Board.
Thereafter, subject to the terms of this Agreement, at each annual or special meeting of stockholders of Gottschalks at, or the taking of action by written consent of stockholders of Gottschalks with respect to, which any Directors are to be elected, Gottschalks, Management and Investor will take all action required by this Agreement to cause the Board to be structured to consist of eleven (11) members, of which two (2) members will be designees of ECI (the "Investor
Nominees") and the remaining nine (9) members will consist of members of management or persons affiliated with management that are designated by Management (the
"Management Nominees") and independent directors (the
"Independent Nominees"), collectively, the "Designated
Board"; provided, however, that the Designated Board shall be increased to twelve (12) members, and Investor shall be entitled to a total of three (3) representatives on the Designated Board, if and during such time as Investor Beneficially Owns a number of shares of Gottschalks Common Stock equal to at least
30% of the outstanding Gottschalks Common Stock, on a fully diluted basis.
(b) Investor's representation on the Designated Board will be reduced to one representative and the size of the Designated Board will be reduced by the number of Investor Nominees so resigning if either: (i) Investor disposes of more than 700,000 shares of Gottschalks
Common Stock; or (ii) Investor and its Affiliates
Beneficially Own a number of shares of Gottschalks
Common Stock equal to less than 10% of the outstanding
Gottschalks Common Stock, on a fully diluted basis.
(c) Investor's representation on the Board will be terminated on the earlier of: (i) the date Investor disposes of more than 1,350,000 shares of Gottschalks
Common Stock; or (ii) Investor and its Affiliates
Beneficially Own a number of shares of Gottschalks
Common Stock equal to less than 5% of the outstanding
Gottschalks Common Stock, on a fully diluted basis.
(d)  Subject to the terms of this Agreement:  (i)
Investor has the right to designate the Investor
Nominees; (ii) Joseph Levy (if he is alive and has the capacity) or Bret Levy (if Joseph Levy is not alive or no longer has the capacity) has the right to designate the Management Nominees; and (iii) the Nominating
Committee, or the Board if there is no Nominating
Committee, has the right to designate the Independent
Nominees. In the event both Joseph Levy and Bret Levy are deceased or incapacitated, the Management Nominees shall be chosen by the Chief Executive Officer of Gottschalks.
(e) Investor and Management each agrees not to name any person as a nominee to the Board if (i) such person is not reasonably experienced in business or financial matters, (ii) such person has been convicted of, or has pled nolo contendere to, a felony, (iii) the election of such person would violate any law, or (iv) any event required to be disclosed pursuant to Item
401(f) of Regulation S-K of the Exchange Act has occurred with respect to such person. Investor and Management, respectively, shall each use reasonable efforts to afford the Independent Nominees of Gottschalks a reasonable opportunity to meet any individual that it is considering naming as a nominee to the Board.
(f)  Subject to Section 6.1 of this Agreement,
Gottschalks will support the nomination of and the election of each Investor Nominee, each Management
Nominee and each Independent Nominee to the Board, and Gottschalks will exercise all authority under applicable law to cause each Investor Nominee, each Management Nominee and each Independent Nominee to be elected to the Board as provided herein. Without limiting the generality of the foregoing, with respect to each meeting of stockholders of Gottschalks at which Directors are to be elected, Gottschalks shall use its reasonable efforts to solicit from the stockholders of Gottschalks eligible to vote in the election of Directors proxies in favor of each Investor Nominee, each Management Nominee and each Independent Nominee.
(g)  Subject to Section 6.1 of this Agreement:
     (i) During the period under this Agreement, if any, that Investor shall be entitled pursuant to the proviso of Section 2.1(a) to designate three Investor
Nominees, if the total size of the Board is later increased (other than as the result of an acquisition transaction approved by the Board) Investor shall be entitled to a proportionate increase in the number of Investor Nominees. The new number of Investor Nominees shall be calculated by multiplying 3/12 by the size of the new Board (excluding any Directors who have been added as a result of any acquisition transaction approved by the Board) and rounding the result up to the next whole number where the resulting fraction is
 .5 or above. The table below is provided by way of example:

Number of Directors Number of Investor Nominees
          13                  3
          14                  4
          15                  4
          16                  4
          17                  4

     (ii) During the period under this Agreement, if any, that Investor shall be entitled to designate two
Investor Nominees, if the total size of the Board is increased (other than as the result of an acquisition transaction approved by the Board), Investor shall be entitled to a proportionate increase in the number of Investor Nominees. The new number of Investor Nominees shall be calculated by multiplying 2/11 by the size of the new Board (excluding any Directors who have been added as a result of any acquisition transaction approved by the Board) and rounding the result up to the next whole number where the resulting fraction is
 .5 or above. The table below is provided by way of example:

Number of Directors Number of Investor Nominees
          12                  2
          13                  2
          14                  3
          15                  3
          16                  3
          17                  3

     (iii) During the period under this Agreement, if any, that Investor shall be entitled to designate one
Investor Nominee, if the total size of the Board is increased (other than as the result of an acquisition transaction approved by the Board), Investor shall be entitled to a proportionate increase in the number of Investor Nominees. The new number of Investor Nominees shall be calculated by multiplying 1/11 by the size of the new Board (excluding any Directors who have been added as a result of any acquisition transaction approved by the Board) and rounding the result up to the next whole number where the resulting fraction is
 .5 or above. The table below is provided by way of example:

Number of Directors Number of Investor Nominees
          12                  1
          13                  1
          14                  1
          15                  1
          16                  1
          17                  2

(h) If the Board is increased as provided in paragraph (g) of this Section 2.1, other than those new
Directors which must be Investor Nominees pursuant to such paragraph (g), new Directors to be added to the Board shall be either Management Nominees or Independent Nominees. Such Board, as then constituted, will be the "Designated Board" for all purposes hereunder.
(i) If Investor's right to nominate directors to the Board is reduced or terminated as set forth in this Agreement, Investor shall cause the applicable number of its Investor Nominees to immediately resign
(regardless of the remaining term, if any) and, in the event that the number of Investor Nominees is reduced rather than terminated, the Designated Board shall be reduced in size by the number of Investor Nominees so resigning.
(j)  Except as otherwise set forth in this Section

2.1, Gottschalks shall not reduce the number of Investor Nominees or Independent Nominees without
Investor's consent.
Section 2.2    Committee Representation.  During such
time, if any, as Investor is entitled to have at least one Investor Nominee on the Board, unless Investor chooses not to exercise its rights under this Section

2.2, Gottschalks shall cause at least one Director who is an Investor Nominee to be appointed to each standing committee of the Board. Notwithstanding the foregoing, if none of the Directors who are Investor Nominees would be considered "independent" of Gottschalks, "disinterested," "nonemployee directors" and "outside directors" (i) for purposes of any applicable rule of the New York Stock Exchange or any other securities exchange or other self-regulating organization requiring that members of the audit committee of the Board be independent of Gottschalks or (ii) for purposes of any law or regulation that requires, in order to obtain or maintain favorable tax, securities, corporate law or other material legal benefits with respect to any plan or arrangement for employee compensation or benefits, that the members of the committee of the Board charged with responsibility for such plan or arrangement be "independent" of Gottschalks, "disinterested," "nonemployed directors" or "outside directors," then a Director who is an Investor Nominee shall not be required to be appointed to any such standing committee. In no event shall any Investor Nominee serve on any committee of the Board evaluating any transaction or potential transaction involving Gottschalks and any of Investor, its Affiliates or any Group of which Investor is a member or such other transaction or potential transaction which would involve an actual or potential conflict of interest on the part of the Directors who are Investor
Nominees. Any members of any committee who are Investor Nominees shall, in the event of any vacancy in such membership, be replaced by a Director who is an Investor Nominee elected by the Directors who are Investor Nominees.

Section 2.3    Vacancies.  In the event that any Investor
Nominee shall cease to serve as a Director for any reason other than the fact that Investor no longer has a right to nominate such Director, the vacancy resulting thereby shall be filled by an Investor
Nominee designated by Investor; provided, however, that any Investor Nominee so designated shall satisfy the qualification requirements set forth in Section 2.1(e).
In the event that any Management Nominee or Independent
Nominee shall cease to serve as a Director, the vacancy resulting thereby shall be filled in accordance with the terms of this Agreement with either a Management
Nominee or an Independent Nominee provided, however, that any nominee so designated shall satisfy the qualification requirements set forth in Section 2.1(e).

ARTICLE 3

Voting Rights

Section 3.1 Gottschalks Common Stock - Voting Rights and Obligations.
(a) Subject to the provisions of this Section 3.1(a), Investor and its Affiliates may vote the shares of Gottschalks Common Stock which they own in their sole and absolute discretion. Investor shall and shall cause its Affiliates to: (i) be present, in person or represented by proxy, at all stockholder meetings of Gottschalks so that all Gottschalks Common Stock beneficially owned by Investor and its Affiliates may be counted for the purpose of determining the presence of a quorum at such meetings; and (ii) vote or consent, or cause to be voted or a consent to be given, with respect to all Gottschalks Common Stock owned beneficially or of record by Investor or its Affiliates or of which Investor or its Affiliates otherwise has the power to vote: (A) in favor of the election of the Investor Nominees, the Management Nominees and the
Independent Nominees; and (B) with regard to any transaction which would result in a Change in Control that has been approved by the Board and submitted to a vote of Gottschalks' stockholders, as recommended by the Board.
(b) Subject to the provisions of this Section 3.1(b), each member of Management may vote the shares of Gottschalks Common Stock owned by such member in his sole and absolute discretion. Management shall: (i) be present, in person or represented by proxy, at all stockholder meetings of Gottschalks so that all Gottschalks Common Stock beneficially owned by Management may be counted for the purpose of determining the presence of a quorum at such meetings;
and (ii) vote or consent, or cause to be voted or a consent to be given, with respect to all Gottschalks
Common Stock owned beneficially or of record by Management or of which Management otherwise has the power to vote in favor of the election of the Investor
Nominees, the Independent Nominees and the Management
Nominees.

Section 3.2    Management Registration Rights.  With
respect to any request by members of management of Gottschalks or members of the Joseph Levy family to the Board to participate in any registration of shares of Gottschalks stock owned by such persons, Investor shall cause the Investor Nominees to vote proportionately with the group of Directors composed of the Management
Nominees and the Independent Nominees voting on such request, taken as a whole.

ARTICLE 4

Restrictions on Transfer

Section 4.1    Restrictions on Transfer.
(a) Until the earlier of (x) August ___, 2003, or (y) approval by the stockholders of Gottschalks of a transaction which would result in a Change in Control, Investor will not directly or indirectly sell, transfer, pledge or otherwise dispose of (collectively, "Transfer") any shares of Gottschalks Common Stock issued to Harris except for: (i) Transfers made in compliance with the requirements of Rule 144 of the Securities Act, (ii) Transfers pursuant to negotiated transactions with third parties, provided that: (A) the transferee acknowledges that it is subject to the Standstill Agreement and the provisions of Articles 3 and 4 of this Agreement; and (B) Gottschalks approves any such Transfer that would result in a person beneficially owning more than 9.8% of the Gottschalks
Common Stock, (iii) Transfers to one or more Affiliates of Investor who agree to be bound by the terms and conditions of the Standstill Agreement and the obligations of the transferor under this Agreement,
(iv) pledges to a bona fide financial institution for the purpose of securing bona fide indebtedness of Investor; provided, that: (A) such indebtedness is full recourse indebtedness; and (B) no such pledge, if enforced, would result in the bona fide financial institution or any person acquiring the pledged shares having Beneficial Ownership of more than 9.8% of the Gottschalks Common Stock and (v) Transfers pursuant to or in accordance with the Registration Rights Agreement in a bona fide public offering.
(b) Any Transferee hereunder shall succeed to the obligations, but not the rights, of ECI under this Agreement. Notwithstanding the foregoing, ECI agrees that it shall remain fully liable for ensuring that the Transferee complies with all obligations assumed by Transferee pursuant to this Agreement.
(c)  Any Transfer contrary to the provisions of this
Section 4.1 shall be null and void and the transferee shall not be recognized by Gottschalks as the holder or owner of such shares for any purposes (including voting and dividend rights) unless and until such provisions are satisfied.
(d) This Agreement places no restrictions on the Transfer by Management of any shares of Gottschalks
Common Stock owned by Management.
Section 4.2    Notification of Restrictions.
(a) Any certificates representing the shares of Gottschalks Common Stock issued by Gottschalks to
Investor will bear the following legend, which legend will remain until such time as the securities represented by the certificates are transferred without such shares continuing to be subject to this Agreement:


"THESE SECURITIES ARE SUBJECT TO THE PROVISIONS OF AN
AGREEMENT AMONG EL CORTE INGLES, S.A. [OR TRANSFEREE],
THE ISSUER, JOSEPH LEVY AND BRET LEVY AND MAY NOT BE
SOLD OR TRANSFERRED EXCEPT IN ACCORDANCE THEREWITH."

(b) The following legend: (i) will be placed on any certificates representing the shares of Gottschalks
Common Stock owned or acquired by Investor or its Affiliates that were not issued by Gottschalks to Harris and will remain on such certificates until the termination of this Agreement; and (ii) will be placed on any certificates representing the shares of Gottschalks Common Stock owned by Management and will remain on such certificates until the earlier of the termination of this Agreement and the date on which the shares represented by such certificate or certificates are transferred by Management:

"THESE SECURITIES ARE SUBJECT TO THE PROVISIONS OF AN
AGREEMENT AMONG EL CORTE INGLES, S.A., THE ISSUER,
JOSEPH LEVY AND BRET LEVY."

(c)  None of Investor, any Affiliate of Investor or
Management shall deposit any shares of Gottschalks
Common Stock owned by them into a voting trust or subject any such shares to any arrangement or agreement with respect to the voting of such shares inconsistent with the terms of this Agreement.
Section 4.3 Notice to Gottschalks. During the period specified in Section 4.1, if Investor wishes to sell pursuant to Section 4.1 any shares of Gottschalks
Common Stock, Investor shall give Gottschalks 15 days' prior written notice of such proposed sale, setting forth the number of shares of Gottschalks Common Stock that Investor proposes to sell, the expected timing of the proposed sale, and the details of such sale, in order to enable Gottschalks and Management to confirm that such sale complies with this Agreement.
Section 4.4    Compliance with Insider Trading Policy.
For as long as Investor Beneficially Owns any shares of Gottschalks Common Stock, it will, and will use its best efforts to cause its directors, officers, employees, agents, and representatives to, comply with the written policy of Gottschalks designed to prevent violations of insider trading and similar laws.
Section 4.5 Compliance with Law. During the term of this Agreement, Investor shall comply with, and make timely filings in accordance with, Sections 13 and 16 of the Exchange Act.

ARTICLE 5

Non-Competition

Investor acknowledges that in light of Investor's representation on the Board, it would be unfair for Investor to compete with Gottschalks. For these and other reasons, and as an inducement to Gottschalks to enter into this Agreement, Investor agrees that during the term of this Agreement, Investor will not and will not allow Harris to, directly or indirectly, for its own benefit or as agent for another, carry on or participate in the ownership, management or control of, or the financing of, or be employed by, or consult for or otherwise render services to, or allow its name or reputation to be used in or by any other present or future business enterprise that competes with Gottschalks in the States of Arizona, California,
Colorado, Idaho, Montana, Nevada, New Mexico, Oklahoma,
Oregon, Texas, Utah, Washington or Wyoming; provided, however, that nothing contained herein shall limit the right of Investor as an investor to hold and make investments in securities of any corporation or limited partnership that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market, provided Investor's equity interest therein does not exceed 5% of the outstanding shares or interests in such corporation or partnership.

ARTICLE 6

Miscellaneous

Section 6.1    Term.  The provisions of Article 4 of this
Agreement shall expire, upon the earlier of (i) August
20, 2003, or (ii) approval by the stockholders of Gottschalks of a transaction which would result in a Change of Control. All other provisions of this Agreement shall expire, and Investor shall, in accordance with the provisions of paragraph (i) of
Section 2.1 require its Investor Nominees to immediately resign, upon the earlier of: (i) the date on which Investor no longer is entitled pursuant to
Section 2.1 of this Agreement to a representative on the Board; and (ii) the expiration of the Standstill
Agreement (other than as the result of an Early
Standstill Termination Event).

Section 6.2    Counterparts.  This Agreement may be
executed in any number of counterparts and by different parties in separate counterparts, all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 6.3    Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN
ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE
WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES
THEREOF.

Each party hereby irrevocably submits to and accepts for itself and its properties, generally and unconditionally, the exclusive jurisdiction of and service of process pursuant to the laws of the State of California and the rules of its courts, waives any defense of forum non conveniens and agrees to be bound by any judgment rendered thereby arising under or out of in respect of or in connection with this Agreement or any related document or obligation. Each party further irrevocably designates and appoints the individual identified in or pursuant to Section 6.6 hereof to receive notices on its behalf, as its agent to receive on its behalf service of all process in any such action before any body, such service being hereby acknowledged to be effective and binding service in every respect. A copy of any such process so served shall be mailed by registered mail to each party at its address provided in Section 6.6; provided that, unless otherwise provided by applicable law, any failure to mail such copy shall not affect the validity of the service of such process. If any agent so appointed refuses to accept service, the designating party hereby agrees that service of process sufficient for personal jurisdiction in any action against it in the applicable jurisdiction may be made by registered or certified mail, return receipt requested, to its address provided in Section 6.6. Each party hereby acknowledges that such service shall be effective and binding in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.
Section 6.4 Entire Agreement. This Agreement, together with the Asset Purchase Agreement and the other agreements of the parties hereto and Harris of even date herewith, contain the entire agreement among the parties with respect to the subject matter hereof.
This Agreement is not intended to confer upon any person not a party hereto (and their successors and assigns) any rights or remedies hereunder.
Section 6.5    Expenses.  Except as set forth in the Asset
Purchase Agreement, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
Section 6.6 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deeded to have been made (i) when delivered personally or by telecopier, (ii) if to a party in the same country as the mailing party, when mailed first class registered or certified mail, postage prepaid, or (iii) if to a party in a different country from the sending party, on the second day following deposit with a reputable commercial air courier, charges prepaid, to each respective party as shown below:

(a)  If to Gottschalks:
Gottschalks Inc.
7 River Park Place
Fresno, CA  93720
Attention: General Counsel
Telecopier: (209) 434-4666

with a copy to:
O'Melveny & Myers LLP
400 South Hope Street
Los Angeles, CA  90071
Attention: D. Stephen Antion, Esq.
Telecopier: (213) 430-6407

(b)  If to Management, to each of the following:
Joseph Levy
Gottschalks Inc.
7 River Park Place
Fresno, CA  93720
Telecopier: (209) 434-4804

Bret Levy
Gottschalks Inc.
7 River Park Place
Fresno, CA  93720
Telecopier: (209) 434-4804
(c)  If to ECI:


El Corte Ingles, S.A.
Hermosilla, 112
28009 Madrid SPAIN
Attention:  Mr Jorge Pont
Telecopier: 011-34-91-402-1567

With a copy to:
McPeters, McAlearney, Shimoff & Hatt
4 W. Redlands Boulevard, 2nd Floor
Redlands, California 92373
Attention:  Thomas H. McPeters, Esq.
Telecopier: (909) 792-6234

Section 6.7    Successors and Assigns.  This Agreement
shall be binding upon and inure to the benefit of the parties hereto and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Neither this Agreement nor any rights or obligations under it are assignable by any party hereto, except that ECI and any subsequent
Transferee shall be permitted to assign its rights hereunder as provided in Section 4.1 hereof.

Section 6.8 Headings. The headings in this Agreement are for convenience only and shall not limit or otherwise affect the meaning hereof.

Section 6.9 Amendments and Waivers. This Agreement may be amended only by agreement in writing of all parties.
No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 6.10   Interpretation; Absence of
Presumption.
(a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section and paragraph references are to the Articles, Sections and paragraphs, of this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, and (v) provisions shall apply, when appropriate, to successive events and transactions.
(b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 6.11   Severability.  In the event that any
one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

Section 6.12   Further Assurances.  Gottschalks and
Investor agree that, from time to time, each of them will, and will cause their respective Affiliates to, and Management agrees that it will execute and deliver such further instruments and take such other action as may be necessary to carry out the purposes and intents hereof.


Section 6.13   Specific Performance.  Each of the
parties hereto acknowledges that, in view of the uniqueness of the arrangements contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agree that the other parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled, at law or in equity.

Section 6.14   Arbitration.
(a) Any controversy, dispute or claim under, arising out of, in connection with or in relation to this Agreement, including but not limited to the negotiation, execution, interpretation, construction, coverage, scope, performance, non-performance, breach, termination, validity or enforceability of this Agreement or this Section 6.14 shall be determined by arbitration conducted in accordance with the Commercial
Arbitration Rules or then existing rules for commercial arbitration of the American Arbitration Association.
The arbitration shall additionally be governed by the California Arbitration Act. The arbitration shall be before a single arbitrator who shall be selected by mutual agreement of the parties from among a list of seven potential arbitrators provided by the American
Arbitration Association. If the parties cannot agree on an arbitrator from this first list, the parties hereto shall select an arbitrator for such arbitration from a second list of seven potential arbitrators provided by the American Arbitration Association with each party, alternately striking names, with the last name remaining to be the arbitrator so selected. In the event that either party seeks a temporary restraining order, preliminary injunction or other provisional relief, the provisions of Section 1281.8 of the Cal. Civ. Proc. Code shall apply. The arbitration of such issues, including without limitation any party's rights to specific performance pursuant to
Article 5 or Section 6.13 hereof or to any award of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon the parties to the maximum extent permitted by law. The parties intend that this Article shall be valid, binding, enforceable and irrevocable and shall survive the termination of this Agreement.
(b)  Proceedings under and the provisions of this

Section 6.14 shall be subject to Section 6.3 of this Agreement.
(c) Any arbitration proceedings hereunder shall be held in Los Angeles, California.
(d)  Judgment upon any award rendered by the
arbitrator(s) may be entered by any court having jurisdiction thereof.

Section 6.15   Attorney's Fees.  In the event of any
action, complaint, petition, or other proceeding
("Action") by any party arising under or out of, in connection with or in respect of, this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such Action. Attorney's fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The parties intend that the preceding sentences be severable from the other provisions of this Agreement, survive any judgment and, to the maximum extent permitted by law, not be deemed merged into such judgment.


IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties hereto as of the day first above written.


EL CORTE INGLES, S.A.


/S/ JORGE PONT

GOTTSCHALKS INC.

/S/ JAMES FAMALETTE


/S/ JOSEPH LEVY


/S/ BRET LEVY

ACKNOWLEDGEMENT AND AGREEMENT OF SPOUSE

The undersigned spouse of Joseph Levy acknowledges that she has read the attached Stockholders' Agreement of even date herewith and agrees to be bound thereby.

Dated: August 20, 1998



/S/ SHARON LEVY


ACKNOWLEDGEMENT AND AGREEMENT OF SPOUSE

The undersigned spouse of Bret Levy acknowledges that she has read the attached Stockholders' Agreement of even date herewith and agrees to be bound thereby.

Dated: August 20, 1998